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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        INTEGRATED HEALTH SERVICES, INC.
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                 (Name of Registrant as Specified in Its Charter)
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     (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules, 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

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   2) Aggregate number of securities to which transaction applies:

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   3) Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   4) Proposed maximum aggregate value of transaction:

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   5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

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[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

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   2) Form, Schedule or Registration Statement No.:

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   3) Filing Party:

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   4) Date Filed:

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


                        INTEGRATED HEALTH SERVICES, INC.
                             10065 RED RUN BOULEVARD
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 998-8400
                                                                  April 30, 1997


Dear Fellow Stockholder:

   You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 11:00 a.m., on Friday, June 20, 1997, at the Pikesville Hilton Inn, 1726 Reisterstown Road, Baltimore, Maryland.

   This year, you are being asked to vote only on the election of nine directors to the Company's Board of Directors. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

   We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

   Thank you for your cooperation.

                                                  Very truly yours,


                                                  Robert N. Elkins, M.D.
                                                  Chairman of the Board and
                                                  Chief Executive Officer

                        INTEGRATED HEALTH SERVICES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                          Owings Mills, Maryland
                                                          April 30, 1997


   Notice is hereby given that the Annual Meeting of Stockholders of Integrated Health Services, Inc. will be held on Friday, June 20, 1997 at 11:00 a.m., at the Pikesville Hilton Inn, 1726 Reisterstown Road, Baltimore, Maryland, for the following purposes:

   (1) To elect nine directors to serve for the ensuing year; and

   (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   Stockholders of record at the close of business on April 24, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                                           MARC B. LEVIN
                                                           Secretary

                        INTEGRATED HEALTH SERVICES, INC.
                             10065 RED RUN BOULEVARD
                          OWINGS MILLS, MARYLAND 21117
                                 PROXY STATEMENT
                               GENERAL INFORMATION


PROXY SOLICITATION

   This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share (the "Common Stock"), of Integrated Health Services, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Friday, June 20, 1997, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

   Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about May 9, 1997 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies for a fee of approximately $8,000 plus out-of-pocket expenses.

REVOCABILITY AND VOTING OF PROXY

   A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to elect as directors the persons nominated and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

   Only stockholders of record at the close of business on April 24, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On April 24, 1997 there were 24,685,361 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the election of directors is discussed under Proposal No. 1.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth information as of March 1, 1997 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "Commission")) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL
                                                                OWNERSHIP OF       PERCENTAGE OF
                  NAME OF BENEFICIAL OWNER                      COMMON STOCK       COMMON STOCK
-----------------------------------------------------------  -----------------    ---------------
FMR Corp.                                                    2,433,306 (1)           10.3%
Edward C. Johnson 3d
Abigail P. Johnson
   82 Devonshire Street
   Boston, MA 02109
Robert N. Elkins                                             2,384,458 (2)(3)         9.3%
  Integrated Health Services, Inc.
  8889 Pelican Bay Boulevard
  Naples, FL 34108
Pioneering Management Corporation                            1,670,500 (4)            7.1%
  60 State Street
  Boston, MA 02109
Lazard Freres & Co. LLC                                      1,366,270 (5)            5.8%
  30 Rockefeller Plaza
  New York, NY 10020
The Crabbe Huson Group, Inc.                                 1,345,100 (6)            5.7%
  121 SW Morrison, Suite 1400
  Portland, OR 97204
Massachusetts Financial Services Company                     1,296,000 (7)            5.5%
  500 Boylston Street
  Boston, MA 02116
Lawrence P. Cirka                                            1,114,681 (8)            4.5%
Edwin M. Crawford                                               75,000 (9)             *
Virginia M. Dollard                                             59,874 (10)            *
Anthony R. Masso                                               133,980 (11)            *
Kenneth M. Mazik                                                75,000 (9)             *
Robert A. Mitchell                                              75,000 (9)             *
Charles W. Newhall III                                         175,000 (9)             *
Timothy F. Nicholson                                           574,230 (12)           2.4%
John L. Silverman                                              175,000 (9)             *
George H. Strong                                               179,000 (13)            *
C. Christian Winkle                                            188,143 (14)            *
All directors and executive officers as
 a group (20 persons)                                        6,116,444 (15)          20.9%
                                                             ----------------- ---------------

----------
     * Less than one percent


(1)  This figure is based upon  information  set forth as of March 31, 1997 in a
     Schedule 13G, dated April 8, 1997, filed with the Commission by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. The Schedule 13G states that Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 2,221,106 shares of Common Stock as a result of acting as investment adviser to various investment companies. Such shares of Com-
     mon Stock include $2,000,000 principal amount of the Company's 6% Convertible Subordinated Debentures due 2003, which are convertible into approximately 62,256 shares of Common Stock, and $2,000,000 principal amount of the Company's 5 3/4 % Convertible Senior Subordinated Debentures due 2001, which are convertible into approximately 61,350 shares of Common Stock. The Schedule 13G states that ownership of one such investment company, Fidelity Contrafund, amounted to 1,189,500 shares of Common Stock or 5.12% of the Common Stock outstanding. The Schedule 13G also states that Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 212,200 shares of Common Stock as a result of its serving as investment manager of the institutional accounts. Each of Edward C. Johnson 3d and FMR Corp. has sole power to dispose of the 2,221,106 shares owned by the investment companies and sole voting and dispositive power over the 212,200 shares owned by FMTC. The Schedule 13G states that Edward C. Johnson 3d owns 12% and Abigail Johnson owns 24.5% of the outstanding voting stock of FMR Corp. and that members of the Edward C. Johnson 3d family and trusts for their benefit own shares representing approximately 49% of the voting power of FMR Corp.

(2) Information as of April 18, 1997. Includes 2,150,000 shares of Common Stock issuable to Dr. Elkins upon the exercise of options granted under the Company's stock option plans, 6,057 shares held by Dr. Elkins' spouse, and 75,936 shares held by LifeWay Partners LLC, of which Dr. Elkins owns 99% and his spouse owns the remaining 1%. Dr. Elkins disclaims beneficial ownership of the shares held by his spouse. See "Certain Transactions."

(3) Does not include 2,500 shares owned by the Robert N. Elkins Charitable Foundation, Inc. Robert N. Elkins and Marshall A. Elkins, Executive Vice President and General Counsel of the Company and the brother of Robert N. Elkins, are two of the five trustees of this Foundation. Each of Robert N. Elkins and Marshall A. Elkins disclaims beneficial ownership of these shares.

(4) This figure is based upon information set forth in a Schedule 13G, dated January 15, 1997, filed with the Commission by Pioneering Management Corporation ("PMC"). The Schedule 13G states that PMC has sole voting power over 1,670,500 shares of Common Stock, sole dispositive power over 376,500 shares of Common Stock and shared dispositive power over 1,294,000 shares of Common Stock.

(5) This figure is based upon information set forth in a Schedule 13G, dated April 7, 1997, filed with the Commission by Lazard Freres & Co. LLC ("Lazard"). The Schedule 13G states that Lazard has sole voting power over 1,264,670 shares of Common Stock and sole dispositive power over 1,366,270 shares of Common Stock. The Schedule 13G also states that clients of Lazard have the right to receive dividends and proceeds from the sale of such shares of Common Stock and that, to Lazard's knowledge, no such client has an interest in more than five percent of the Company's outstanding Common Stock.

(6)  This  figure is based  upon  information  set forth in  Amendment  No. 2 to
     Schedule 13G, dated April 7, 1997, filed with the Commission by The Crabbe Huson Group, Inc. ("Crabbe Huson"). The Schedule 13G, as amended, states that Crabbe Huson shares voting and dispositive power with respect to 1,345,100 shares of Common Stock owned by approximately 25 of its clients. Crabbe Huson disclaims beneficial ownership of such shares.

(7) This figure is based upon information set forth in a Schedule 13G, dated February 12, 1997, filed with the Commission by Massachusetts Financial Services Company ("MFS"). The Schedule 13G states that the shares are beneficially owned by MFS and MFS Series Trust II -- MFS Emerging Growth Fund.

(8) Includes 1,070,464 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's stock option plans, including 518,750 shares issuable to Mr. Cirka upon the exercise of options which are not exercisable within 60 days of March 1, 1997.

(9) Represents shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 25,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1997.

(10) Includes 55,000 shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 46,667 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1997. Of the 4,874 shares owned by Ms. Dollard, 3,977 shares were issued pursuant to the Company's Cash Bonus Replacement Plan, of which 1,325 shares remain subject to forfeiture under certain circumstances. See "Executive Compensation."

(11) Includes 130,000 shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 66,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1997. Of the 3,980 shares owned by Mr. Masso, 2,273 shares were issued pursuant to the Company's Cash Bonus Replacement Plan, of which 757 shares remain subject to forfeiture under certain circumstances. See "Executive Compensation."

(12) Includes 400,142 shares of Common Stock which may be acquired upon the exercise of options granted under the Company's stock option plans
     (including 25,000 shares issuable to Mr. Nicholson upon the exercise of options which are not exercisable within 60 days of March 1, 1997), 14,285 shares issuable upon exercise of an option granted to Mr. Nicholson in connection with a guarantee of a loan from Homestead Service Corporation to the Company, 55,000 shares owned by Mr. Nicholson and his wife and 2,250 shares owned in trust for the benefit of Mr. Nicholson's minor children.

(13) Includes 175,000 shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 25,000 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1997.

(14) Includes 186,000 shares which may be acquired upon the exercise of options granted under the Company's stock option plans, including 162,200 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1997. Of the 2,143 shares owned by Mr. Winkle, 1,818 shares were issued pursuant to the Company's Cash Bonus Replacement Plan, of which 606 shares remain subject to forfeiture under certain circumstances. See "Executive Compensation."

(15) Includes 5,617,020 shares which may be acquired upon the exercise of options granted under the Company's stock option plans (including 1,642,167 shares issuable upon the exercise of options which are not exercisable within 60 days of March 1, 1997) and 14,285 shares issuable upon exercise of options granted in connection with a guarantee of a loan. Includes 21,128 shares issued pursuant to the Company's Cash Bonus Replacement Plan, of which 7,042 shares remain subject to forfeiture under certain circumstances. See "Executive Compensation."

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

   Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. Each person named below is now a director of the Company. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

   The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                 YEAR FIRST
                                    BECAME                         PRINCIPAL OCCUPATION
        NOMINEE           AGE      DIRECTOR                     DURING THE PAST FIVE YEARS
----------------------   ----- --------------- -------------------------------------------------------
Robert N. Elkins, M.D    53    1986            Chairman of the Board and Chief Executive  Officer
                                               of the Company  since March 1986;  from March 1986
                                               to July 1994, President of the Company;  from 1980
                                               to  1986,  Vice  President  of  Continental   Care
                                               Centers,  Inc., an owner and operator of long-term
                                               healthcare  facilities;   from  1976  to  1980,  a
                                               practicing physician. (1)

Lawrence P. Cirka        45    1994            President  of the Company  since July 1994;  Chief
                                               Operating Officer of the Company from October 1987
                                               to  April  1997;  Senior  Vice  President  of  the
                                               Company from October 1987 to July 1994;  from 1982
                                               to 1987, various  operational  positions,  Unicare
                                               Healthcare  Corporation,  a  long-term  healthcare
                                               company.

Edwin M. Crawford        48    1995            Chairman of the Board of Directors,  President and
                                               Chief   Executive   Officer  of  Magellan   Health
                                               Services,    Inc.    (formerly   Charter   Medical
                                               Corporation)  since  1993;   President  and  Chief
                                               Operating  Officer of Charter Medical from 1992 to
                                               1993;   Executive   Vice   President  --  Hospital
                                               Operations   of  Charter   Medical  from  1990  to
                                               1992.(2)(3)

Kenneth M. Mazik         56    1995            Private investor involved in numerous enterprises;
                                               Chairman of the Jovius Foundation; President of Au
                                               Clair Programs and Orlando Financial  Corporation,
                                               specializing  in  investments in long-term care of
                                               the disabled.(2)(3)(4)

Robert A. Mitchell       42    1995            Attorney, Law Offices of Robert A. Mitchell,  1986
                                               to  present,  with an emphasis  on  corporate  and
                                               entertainment  law,  as well as finance and public
                                               relations    matters     concerning     healthcare
                                               acquisitions; a founder, director and treasurer of
                                               the Bone Marrow Foundation.(5)

Charles W. Newhall III   52    1986            General  Partner,  since 1978,  of New  Enterprise
                                               Associates,    a   group   of   venture    capital
                                               partnerships.(2)(4)(5)

Timothy F. Nicholson     48    1986            Chairman and Managing  Director of Speciality Care
                                               PLC since May 1993;  Executive  Vice  President of
                                               the Company from March 1986 to May 1993; Secretary
                                               of the  Company  from  November  1986 to May 1993;
                                               from 1980 to 1986,  Executive  Vice  President  of
                                               Continental Care Centers, Inc.; from 1973 to 1980,
                                               a practicing attorney.

                                        4



                                  YEAR FIRST
                                    BECAME                         PRINCIPAL OCCUPATION
        NOMINEE           AGE      DIRECTOR                     DURING THE PAST FIVE YEARS
----------------------   ----- --------------- -----------------------------------------------------------
John L. Silverman        55    1986            Chief  Executive  Officer  and  President  of Asia
                                               Care,  Inc.,  a subsidiary  of the Company,  since
                                               June  1995;  President  of  VentureCorp,  Inc.,  a
                                               venture capital and investment management company,
                                               from  1985  to  June  1995;  President  and  Chief
                                               Financial Officer of Chi Systems,  Inc.  (formerly
                                               the Chi  Group,  Inc.),  a  healthcare  consulting
                                               company, from 1990 to 1996.

George H. Strong         70    1994            From  1978  until  1993,  a  director  and  senior
                                               officer of  Universal  Health  Services,  Inc.,  a
                                               publicly  owned hospital  management  corporation;
                                               currently  a  director  of  several  corporations.
                                               (3)(4)

----------
(1) Dr. Elkins is the brother of Marshall A. Elkins, Executive Vice President and General Counsel of the Company.

(2) Member of the Compensation and Stock Option Committee of the Board of Directors.

(3)  Member of the Finance Committee of the Board of Directors.

(4)  Member of the Audit Committee of the Board of Directors.

(5)  Member of the Related Party Policy Committee.

   Dr. Elkins is Chairman of the Board of Directors of Integrated Living Communities, Inc. and is a director of Capstone Capital Corporation, UroHealth Systems Inc. and Community Care of America, Inc. Mr. Cirka is a director of Integrated Living Communities, Inc. Mr. Crawford is a director of First Union National Bank of Georgia. Mr. Newhall is a director of HEALTHSOUTH Rehabilitation Corporation, Opta Food Ingredients, Inc., and MedPartners, Inc. Mr. Silverman is Chairman of the Board of Directors of Community Care of
America, Inc. Mr. Strong is a director of HEALTHSOUTH Rehabilitation Corporation, Core Funds and AmeriSource Corporation.


   During the fiscal year ended December 31, 1996, the Board of Directors held 12 meetings and acted four times by unanimous written consent in lieu of a meeting. Each director attended at least 75% of the meetings of the Board of Directors held and of all committees of the Board of Directors on which he served while he was director of the Company.

   In September 1990, the Board of Directors established an Audit Committee to review the internal accounting procedures of the Company and to consult with and review the Company's independent auditors and the services provided by such auditors. Messrs. Mazik, Newhall and Strong are the current members of the Audit Committee. The Audit Committee met three times in 1996.

   In September 1990, the Board of Directors formed the Stock Option Plan Committee to administer the Company's stock option plans. In July 1992, the Board of Directors formed the Executive Compensation Committee to administer the Company's executive compensation policies. In July 1993, the Board of Directors merged the Executive Compensation Committee and the Stock Option Plan Committee to form the Compensation and Stock Option Committee, which took on the responsibilities previously held by its predecessor committees. Messrs. Crawford, Mazik and Newhall are the current members of this committee. The Compensation and Stock Option Committee held two meetings and acted six times by unanimous written consent in lieu of a meeting in 1996.

   On February 1, 1996, the Board of Directors formed the Finance Committee to oversee the treasury operations and supervise the financial affairs of the Company and approve debt offerings and matters relating to the Company's line of credit. Messrs. Crawford, Mazik and Strong are the current members of this committee. The Finance Committee held three meetings in 1996.

   On April 18, 1996, the Board of Directors formed the Related Party Policy Committee to review proposed related party transactions and to recommend to the Board of Directors action to be taken with respect to related party transactions. Messrs. Mitchell and Newhall are the current members of this committee. The Related Party Policy Committee held two meetings in 1996.

VOTE REQUIRED

   The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

   THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             EXECUTIVE COMPENSATION

   The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's chief executive officer and each of the four other most highly compensated executive officers who were serving at the end of 1996 for services in all capacities to the Company and its subsidiaries.

                                                          SUMMARY COMPENSATION TABLE
                                                 ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                             ---------------------------- ---------------------------
                                                                                          SECURITIES
                                                                            RESTRICTED    UNDERLYING
                                                                              STOCK        OPTIONS/        ALL OTHER
   NAME AND PRINCIPAL POSITION         YEAR   SALARY($)     BONUS($)(1)    AWARDS($)(2)     SARS(#)    COMPENSATION($)(3)
----------------------------------   ------- ----------- ---------------- -------------- ------------  ----------------
Robert N. Elkins--Chairman of        1996    $750,000    $2,500,000 (5)        --        500,000          $  7,592 (8)
 the Board and Chief                 1995    $735,577    $  750,000 (6)        --             --          $287,942 (9)
 Executive Officer(4)                1994    $500,000    $1,000,000 (7)        --             --          $ 13,040 (8)
Lawrence P. Cirka--President         1996    $550,000    $  833,334(11)        --        300,000          $  2,765 (8)
 and Chief Operating Officer(10)     1995    $539,423    $  550,000(12)        --        300,000          $179,416(14)
                                     1994    $400,000    $  450,000(13)        --             --          $ 76,550(15)
Virginia M. Dollard                  1996    $257,000    $  265,000            --         25,000                --
 Executive Vice President--          1995    $250,000    $  200,000       $87,500(17)     25,000                --
 Post-Acute Network Operations(16)   1994          --            --            --             --                --
Anthony R. Masso                     1996    $300,000    $   75,000            --         30,000         $ 38,485(20)
 Executive Vice President--          1995    $265,000    $  100,000       $50,000(19)         --         $ 37,500(20)
 Managed Care(18)                    1994    $250,000    $   50,000            --        100,000                --
C. Christian Winkle--Executive       1996    $300,000    $  100,000            --        100,000         $ 41,776(20)
 Vice President--Operations(21)      1995    $269,327    $   80,000(22)   $39,996(23)     25,000         $ 49,510(20)
                                     1994    $185,288    $   75,000            --         25,000                --

----------
(1) Represents cash portion of bonus. In addition, in 1995 Ms. Dollard and Messrs. Masso and Winkle received a portion of their bonus in shares issued pursuant to the Company's Cash Bonus Replacement Plan. These shares are listed under "Restricted Stock Awards."

(2) Represents the value of shares issued pursuant to the Company's Cash Bonus Replacement Plan at $22.00 per share, the fair market value on the date of issuance. Two-thirds of the shares granted are fully-vested; the remaining one-third are subject to forfeiture under certain circumstances, which risk of forfeiture lapses on February 26, 1998.

(3) Does not include perquisites paid to the listed officers, such as automobile allowances.

(4) The Company is a party to an employment agreement with Dr. Elkins. See "--Employment Agreements."

(5) In addition, Dr. Elkins was advanced an additional $2,500,000 against a bonus which will become payable if certain conditions are met. Dr. Elkins was required to use 50% of the after-tax amount of the bonus (including the advance) to purchase shares of the Company's Common Stock. See "--Compensation Committee Report on Executive Compensation--1996 Compensation for the Chief Executive Officer."

(6) Consists of the bonus earned in accordance with Dr. Elkins' employment agreement.

(7) Consists of the bonus earned in accordance with Dr. Elkins' employment agreement ($500,000) and an award under the Company's annual incentive compensation plan ($500,000). $500,000 of this total amount was paid in April 1995.

(8) Represents life insurance premium payments made by the Company on behalf of the named individual.

(9) Represents $285,350 contributed by the Company to the Supplemental Deferred Compensation Plan and $2,592 of life insurance premium payments made by the Company on behalf of Dr. Elkins. See "--Supplemental Deferred Compensation Plans."

(10) The Company is a party to an employment agreement with Mr. Cirka. See "--Employment Agreements."

(11) In addition, Mr. Cirka was advanced an additional $833,333 against a bonus which will become payable if certain conditions are met. Mr. Cirka was required to use 50% of the after-tax amount of the bonus (including the advance) to purchase shares of the Company's Common Stock. See "--Compensation Committee Report on Executive Compensation--1996 Compensation for the Chief Executive Officer."

(12) Consists of the bonus earned in accordance with Mr. Cirka's employment agreement.

(13) Consists of the bonus earned in accordance with Mr. Cirka's employment agreement ($200,000) and an award under the Company's annual incentive compensation plan ($250,000). The $250,000 payment was made in 1995.

(14) Includes $161,700 contributed by the Company to the Supplemental Deferred Compensation Plan, $17,700 of loan forgiveness and $16 of life insurance premium payments made by the Company on behalf of Mr. Cirka. See "--Supplemental Deferred Compensation Plans" and "Certain Transactions."

(15) Includes $47,500 country club initiation fee, $19,050 of loan forgiveness and a $10,000 car allowance.

(16) Ms. Dollard joined the Company in May 1995. The Company is a party to an employment agreement with Ms. Dollard. See "--Employment Agreements."

(17) Represents the fair market value on the date of issuance of 3,977 shares issued pursuant to the Cash Bonus Replacement Plan.

(18) Mr. Masso joined the Company in June 1994. The Company is a party to an employment agreement with Mr. Masso. See "--Employment Agreements."

(19) Represents the fair market value on the date of issuance of 2,273 shares issued pursuant to the Cash Bonus Replacement Plan.

(20) Represents a contribution by the Company to the Supplemental Deferred Compensation Plan. See "--Supplemental Deferred Compensation Plans."

(21) On April 30, 1997, Mr. Winkle was appointed Executive Vice President--Chief Operating Officer of the Company. The Company is a party to an employment agreement with Mr. Winkle. See "--Employment Agreements."

(22) Includes a $40,000 signing bonus pursuant to Mr. Winkle's employment agreement. See "--Employment Agreements."

(23) Represents the fair market value on the date of issuance of 1,818 shares issued pursuant to the Cash Bonus Replacement Plan.

   Dennis A. Cahill resigned as the Company's Executive Vice President--Mergers and Acquisitions effective July 23, 1996. During this period, he received compensation of $197,615. In addition, the Company paid Mr. Cahill severance of $406,500 ($267,135 of which was used by Mr. Cahill to repay an outstanding loan from the Company) and engaged Mr. Cahill as a consultant for five years (the "Consulting Period") at a consulting fee of $100,000 per year. Mr. Cahill has agreed that during the Consulting Period he will not directly or indirectly compete with the Company or solicit any Company employee or customer.

   The following table sets forth information with respect to option grants in 1996 to persons named in the Summary Compensation Table:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF
                                                                                STOCK PRICE APPRECIATION FOR
                                          INDIVIDUAL GRANTS                           OPTION TERM (B)
                      --------------------------------------------------------- --------------------------
                        NUMBER OF   PERCENT OF TOTAL
                       SECURITIES  OPTIONS GRANTED TO    EXERCISE
                       UNDERLYING     EMPLOYEES IN        OR BASE    EXPIRATION
        NAME            OPTION(#)    FISCAL YEAR (A)    PRICE($/SH)     DATE         5%($)        10%($)
-------------------   ------------ ------------------  ------------ ------------ ------------ -------------
Robert N. Elkins      500,000 (1)        16.9%            $20.63       7/19/06     $6,485,000   $16,440,000
Lawrence P. Cirka     300,000 (2)        10.1%            $22.50      11/14/06     $4,245,000   $10,758,000
Virginia M. Dollard    25,000 (3)         0.8%            $22.50      11/14/06     $  353,750   $   896,500
Anthony R. Masso       30,000 (4)         1.0%            $22.50      11/14/06     $  424,500   $ 1,075,800
C. Christian Winkle   100,000 (5)         3.4%            $22.50      11/14/06     $1,415,000   $ 3,586,000

----------

(A) Based on options to purchase 2,961,800 shares granted to all employees in fiscal 1996.

(B) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Company's Common Stock and overall market conditions. The 5% rate of appreciation over the 10-year term of the option of the $20.63 and $22.50 stock prices on the respective dates of grant would result in stock prices of $33.60 and $36.65, respectively. The 10% rate of appreciation over the 10-year term of the option of the $20.63 and $22.50 stock prices on the respective dates of grant would result in stock prices of $53.51 and $58.36, respectively. There is no representation that the rates of appreciation reflected in this table will be achieved.

(1)  These options became exercisable six months following the date of grant.

(2) These options will become exercisable as follows: 75,000 options will become exercisable on each of November 14, 1997, 1998, 1999 and 2000.

(3) These options will become exercisable as follows: 6,250 options will become exercisable on each of November 14, 1997, 1998, 1999 and 2000.

(4) These options will become exercisable as follows: 7,500 options will become exercisable on each of November 14, 1997, 1998, 1999 and 2000.

(5) These options will become exercisable as follows: 25,000 options will become exercisable on each of November 14, 1997, 1998, 1999 and 2000.

   The following table sets forth information with respect to (i) stock options exercised in 1996 by the persons named in the Summary Compensation Table and
(ii) unexercised stock options held by such individuals at December 31, 1996:


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                      VALUE OF UNEXERCISED
                         SHARES                   NUMBER OF SECURITIES UNDERLYING    IN-THE-MONEY OPTIONS AT
                      ACQUIRED ON      VALUE       OPTIONS AT FISCAL YEAR-END(#)      FISCAL YEAR-END($)(1)
        NAME          EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
-------------------  -------------  -----------   -----------    -------------      -----------    -------------
Robert N. Elkins         0             $0          1,650,000        500,000         $5,766,750     $1,872,500
Lawrence P. Cirka        0             $0            551,714        518,750         $2,393,177     $1,481,031
Virginia M. Dollard      0             $0              5,833         49,167         $   20,386     $  131,339
Anthony R. Masso         0             $0             46,000         84,000         $  160,770     $  244,980
C. Christian Winkle      0             $0             23,800        162,200         $  102,581     $  416,529

----------

(1) Computed based upon the difference between the closing price of the Company's Common Stock on December 31, 1996 ($24.375) and the exercise price.

EMPLOYMENT AGREEMENTS

   As of January 1, 1995, the Company amended existing employment agreements with Robert N. Elkins and Lawrence P. Cirka (the "Executives"). As amended, these agreements provide for a five year term with an automatic one year extension at the end of each year, unless 90 days' notice is given by either party in the case of Dr. Elkins or 120 days' notice in the case of Mr. Cirka. Under the agreements Dr. Elkins currently receives an annual base salary of $750,000 and Mr. Cirka currently receives an annual base salary of $550,000, in each case with annual increases of at least the increase in the consumer price index. Each Executive will receive a bonus of 100% of his base salary if the Company's annual earnings generally equal or exceed the earnings per share targets set by the Board of Directors. Twelve and one-half percent of each bonus is payable each quarter; however, if the Company's annual earnings do not exceed the Board of Directors' targets, these quarterly payments are treated as prepayment of salary or must be repaid to the Company with interest at the prime rate. The remaining fifty percent of each bonus is payable at the end of the year if the Company's annual earnings exceed the Board of Directors' targets. The Company also agreed to pay a country club initiation fee for Mr. Cirka. The agreements may be terminated by either party on 90 days' notice in the case of Dr. Elkins or 120 days' notice in the case of Mr. Cirka. Upon termination of either contract without Cause or in case either Executive resigns for Good
Reason or the Company fails to renew the agreement, the Executive will be entitled to a payment of five times the sum of (a) his salary and (b) the highest of (i) his salary in the year of termination, (ii) his bonus in the immediately preceding calendar year or (iii) his bonus in the calendar year which was immediately prior to the year immediately preceding the year of termination. In addition, all stock option and other equity-based rights will become fully vested and the Executive will be entitled to receive certain benefits for five years after termination. The employment agreements also provide that if the Executives are required to pay an excise tax on "excess parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company is required to pay the Executives one hundred percent of the amounts that are necessary to place the Executive in the same after-tax financial position that he would have been in if such excise tax had not been applicable. Each agreement contains a two year non-competition provision (one year in the case of a termination of employment other than for Cause within one year after a change in control). For purposes of these agreements, "Cause" is defined as (i) willful and continuing neglect of duties,
(ii) material breach of confidentiality or non-compete provisions or (iii) conviction of a felony. "Good Reason" is defined as (i) a material breach of the agreement by the Company, (ii) resignation within one year after a change in control, (iii) removal, dismissal from or failure of Dr. Elkins to be elected Chairman of the Board of Directors or (iv) in the case of Dr. Elkins, relocation of Dr. Elkins to an office which is more than 15 miles from his then principal residence.

   In addition, Dr. Elkins' employment agreement provides that upon termination without Cause or resignation for Good Reason or if the Company fails to renew the agreement, Dr. Elkins shall have the right to (i) purchase a plane owned by the Company at a price equal to the book value of such aircraft and to lease or purchase from the Company at a fair market rental or acquire at book value the hangar space for such aircraft and (ii) acquire from the Company for no additional consideration an assignment of the Company's leasehold interest in certain floors of the Company's offices. The employment agreement also requires the Company to provide an office for Dr. Elkins for five years following termination.

   As of March 3, 1995, the Company entered into an employment agreement with Virginia M. Dollard, its Executive Vice President--Post-Acute Network Operations, pursuant to which Ms. Dollard currently receives a base salary of $265,000, subject to annual review. Under the agreement, Ms. Dollard will receive an annual bonus of up to 100% of her base salary, determined as follows:
40% of her base salary if her division's facilities exceed the aggregate budget target for all facilities in her division; 40% of her base salary for the development of profitable new business opportunities; and 20% of her base salary for other mutually agreed performance indicators. The agreement was effective May 1, 1995 and provides for a six-year term of employment. The agreement may be terminated by the Company for Cause or by Ms. Dollard for Good Reason. If the Company terminates the agreement without Cause, the Company must pay Ms. Dollard her monthly salary (the "Noncompetition Severance Pay") for 24 months or the remaining term of the agreement, whichever is less (but in no event less than six months). If Ms. Dollard resigns for Good Reason, the Company must pay her the Noncompetition Severance Pay for 12 months.

During the period Ms. Dollard receives Noncompetition Severance Pay, she is subject to a non-competition provision prohibiting her, subject to certain limited exceptions, from being employed in the same capacity by, being a director or manager of, acting as a consultant for, being a partner in, having a proprietary interest in, giving advice to, loaning money to or otherwise associating with any entity which competes with the Company or its subsidiaries within 100 miles of any subacute center then operated by the Company or any of its subsidiaries. In addition, the Company can obligate Ms. Dollard to be bound by the non-competition provision of the agreement (i) for up to two years following expiration of the agreement by paying her the Noncompetition Severance Pay during such two years or (ii) for up to nine months upon termination for Cause by paying her one-half of the Noncompetition Severance Pay for such nine month period (which may be extended by an additional three months, during which the Company must pay Ms. Dollard the full Noncompetition Severance Pay). If Ms. Dollard terminates the agreement without Good Reason, she will be bound by the noncompetition provision for nine months and will receive no Noncompetition Severance Pay. For purposes of the agreement, "Cause" is defined as (i) repeated failure to reasonably perform any material duties of employment, ceasing to reasonably perform the full scope of material professional responsibilities and all material and reasonable assignments in accordance with the highest professional standards or breach of any material term of the agreement, any of which is not corrected within 15 days after written notice from the Company,
(ii) disability which persists for a period of 60 days or more, (iii) conviction of a felony, or (iv) conviction of theft, larceny or embezzlement of the Company's tangible or intangible property. "Good Reason" is defined as (i) a material diminution in Ms. Dollard's authority and/or duties or (ii) a change of control of the Company (as defined in the agreement).

   Effective June 1, 1994, the Company entered into an employment agreement with Anthony R. Masso, its Executive Vice President--Managed Care, pursuant to which Mr. Masso currently receives a base salary of $300,000, subject to annual review, plus a discretionary bonus. Pursuant to the agreement, Mr. Masso was granted options to purchase 100,000 shares of the Company's Common Stock pursuant to the Company's 1994 Stock Incentive Plan at an exercise price of $28.63, the Common Stock's fair market value on the date of grant. These options were repriced to $20.88 on November 27, 1995. The agreement provides for a three-year term of employment, with automatic one-year extensions unless either party elects not to extend the agreement upon one year's prior notice. Pursuant to this provision, the agreement has automatically been extended to June 1, 1998. The agreement may be terminated by either the Company or Mr. Masso for "Cause." If Mr. Masso terminates the agreement for Cause or if the Company terminates the agreement without Cause, the Company must pay Mr. Masso his monthly salary (the "Severance Pay") for 24 months or the remaining term of the agreement, whichever is less. During the period Mr. Masso receives Severance Pay, he is subject to a non-competition provision prohibiting him, subject to certain limited exceptions, from being employed by, being a director or manager of, acting as a consultant for, being a partner in, having a proprietary interest in, giving advice to, loaning money to or otherwise associating with any entity which competes with the Company or its subsidiaries. The Company can extend, to a total of 36 months, the period during which the non-competition provision applies by paying Mr. Masso the Severance Pay during such extension. In addition, the Company can obligate Mr. Masso to be bound by the non-competition provision (i) for up to one year following expiration of the agreement by paying him the Severance Pay during such period or (ii) for up to nine months following termination by the Company for Cause by paying Mr. Masso one-half of the Severance Pay during such period (which may be extended by an additional three months, during which time the Company must pay Mr. Masso the full Severance Pay). "Cause," for purposes of the Company's ability to terminate the agreement, is defined as Mr. Masso's (i) failure to materially perform any of his duties or breach of any material term of the agreement, either of which is not corrected within 15 days after written notice from the Company, (ii) disability which persists for a period of 60 days or more, (iii) conviction of a misdemeanor or felony, or (iv) commission of theft, larceny or embezzlement of the Company's tangible or intangible property. "Cause," for purposes of Mr. Masso's ability to terminate the agreement, is defined as (i) the Company's material breach of the agreement, which is not corrected within 60 days after written notice from Mr. Masso, (ii) the removal or dismissal of Robert N. Elkins as Chief Executive Officer of the Company or of Lawrence P. Cirka as Senior Vice President and Chief Operating Officer of the Company after April 25, 1996, (iii) a substan-tial diminution in Mr. Masso's employment duties, or (v) the failure to grant Mr. Masso options over 100,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan.

   As of October 1, 1996, the Company entered into an employment  agreement with
C. Christian Winkle, its Executive Vice President -- Operations, pursuant to which Mr. Winkle currently receives an annual base salary of $400,000 (subject to adjustment based on changes in the consumer price index) plus a discretionary bonus. If the Company attains earnings per share goals set by the Board of Directors, the bonus shall not be less than twenty-five percent of annual base salary. The agreement has an initial term of three years and contains an "evergreen" provision providing that the agreement is automatically extended for an additional year at the end of each year unless either party gives 120 days' prior notice of non-renewal. The agreement may be terminated by either party on 90 days' notice. Upon termination without Cause or in case Mr. Winkle resigns for Good Reason or the Company fails to renew the contract, Mr. Winkle will be entitled to a payment of one and one-half times the sum of (i) the greater of his salary in the year of termination or in the previous year and (ii) the higher of his bonus in the year of termination or in the previous year. In addition, all stock option and other equity-based rights will become fully vested and Mr. Winkle will be entitled to receive certain benefits for one and one-half years after termination. For purposes of the agreement, "Cause" is defined as (i) material failure to perform duties, (ii) material breach of confidentiality or non-compete provisions, (iii) conviction of a felony or (iv) theft, larceny or embezzlement of Company property. "Good Reason" is defined as
(i) a material breach of the agreement by the Company or (ii) resignation within one year after a change in control. Mr. Winkle was appointed Executive Vice President--Chief Operating Officer on April 30, 1997.

   Mr. Silverman is also a party to an employment agreement with a subsidiary of the Company. See "-- Compensation of Directors."


SUPPLEMENTAL DEFERRED COMPENSATION PLANS


Key Employee Supplemental Executive Retirement Plan

   In 1996 the Company adopted a Key Employee Supplemental Executive Retirement Plan (the "Key Employee SERP") for certain key executives to provide retirement benefits based on the highest annual earnings in the three complete calendar years prior to termination of employment and years of service. The following table shows the estimated annual benefit payable (rounded to the nearest thousand) upon retirement to participants in the Key Employee SERP at the specified compensation and years-of-service classifications. The benefit amounts listed in the following table are not subject to any deduction for Social Security benefits or other offset amounts.

                                  YEARS OF SERVICE
     FINAL AVERAGE       ----------------------------------
       EARNINGS*              5         10      15 OR MORE
-----------------------  ---------- ---------- ------------
$1,000,000               $ 50,000   $160,000   $  700,000
$1,250,000               $ 62,500   $200,000   $  875,000
$1,500,000               $ 75,000   $240,000   $1,050,000
$1,750,000               $ 87,500   $280,000   $1,225,000
$2,000,000               $100,000   $320,000   $1,400,000
$2,250,000               $112,500   $360,000   $1,575,000
$2,500,000               $125,000   $400,000   $1,750,000
$2,750,000               $137,500   $440,000   $1,825,000
$3,000,000               $150,000   $480,000   $2,100,000
$3,250,000               $162,500   $520,000   $2,275,000
$3,500,000               $175,000   $560,000   $2,450,000
$3,750,000               $187,500   $600,000   $2,625,000
$4,000,000               $200,000   $640,000   $2,800,000
----------

* Represents the highest annual compensation in the three complete calendar years prior to termination of employment.

   Compensation covered by the Key Employee SERP is the aggregate calendar year earnings included in the participant's income for federal tax purposes (including income resulting from stock option exercises). Benefits under the Key Employee SERP vest upon the earliest to occur of (i) participant's completion of five years of service, (ii) the later of participant's (a) attainment of age 58 or (b) completion of five years of service, (iii) death while actively employed by the Company or (iv) a change in control of the Company (as defined below). Notwithstanding the foregoing, no retirement benefits are payable to a participant if either (i) his employment is terminated for cause (as defined below) or (ii) he terminates his employment with the Company prior to his benefits vesting. Benefits under the Key Employee SERP are payable in a lump sum distribution (based on the 1983 group annuity mortality table for males at 8%) or, if the participant so elects, in the form of annual installments over a period not to exceed 10 years or in a joint and 50% survivor annuity. Participants in the Key Employee SERP also have the right to defer a portion of their annual compensation into the Key Employee SERP, although such amounts are immediately fully vested.

   The Key Employee SERP is technically unfunded, and the Company will pay all benefits from its general revenues and assets. To facilitate the payment of benefits and provide participants with a measure of benefit security without subjecting the Key Employee SERP to various rules under the Employee Retirement Income Security Act of 1974, as amended, the Company has established an irrevocable trust. The Company intends to make contributions to the trust from time to time, and is obligated, within 30 days following a change in control of the Company, to make an irrevocable contribution to the trust in an amount sufficient to pay each participant their full retirement benefit. Assets of such trust are considered general assets of the Company and are subject to claims of the Company's creditors in the event of insolvency. As of December 31, 1996, the Company had contributed $2,090,000 to the trust.

   For purposes of the Key Employee SERP, a "change in control" means (1) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or (2) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity's then outstanding securities, or
(3) a liquidation or dissolution of the Company, or (4) the sale of substantially all of the Company's assets. The term "Cause" means (i) serious, willful misconduct in respect of his duties for the Company, (ii) conviction of a felony or perpetration of a common law fraud, (iii) willful failure to comply with applicable laws with respect to the execution of the Company's business operations, (iv) theft, fraud, embezzlement, dishonesty or other conduct which has resulted or is likely to result in material economic damage to the Company, or any of its affiliates or subsidiaries, or (v) failure to comply with requirements of the Company's drug and alcohol abuse policies, if any.

   Messrs. Robert N. Elkins and Lawrence P. Cirka are currently the only participants in the Key Employee SERP. Messrs. Elkins and Cirka currently have 10 years of service and nine years of service, respectively, under the Key Employee SERP.

Supplemental Deferred Compensation Plan


   The Company's Supplemental Deferred Compensation Plans (the "SERP") are unfunded deferred compensation plans which offer certain executive and other highly compensated employees an opportunity to defer compensation until the termination of their employment with the Company. Contributions to the SERP by the Company, which vest over a period of five years, are determined by the Board upon recommendation of the Committee and are allocated to participants' accounts on a pro rata basis based upon the compensation of all participants in the SERP in the year such contribution is made. During 1996, the Company contributed $300,000 to the SERP, none of which was allocated to the account of Dr.

Elkins. In addition, a participant may elect to defer a portion of his or her compensation and have that amount added to his or her SERP account. Participants may direct the investments in their respective SERP accounts. All participant contributions and the earnings thereon, plus the participant's vested portion of the Company's contribution account, are payable upon termination of a participant's employment with the Company.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation and Stock Option Committee (the "Committee") is comprised of three independent non-employee directors. As members of the Committee, it is our responsibility to administer the Company's executive compensation programs, monitor corporate performance and its relationship to compensation of executive officers, and make appropriate recommendations concerning matters of executive compensation.


Compensation Policies

   The Company was formed in 1986 as a private company, was initially publicly traded in 1991, and is recognized today as an industry leader and a growth-oriented company. One of the Company's strengths contributing to its success is a strong management team -- many of whom are among the founders of the organization. The Committee believes that low executive turnover has been instrumental to the Company's success, and that the Company's compensation program has played a major role in limiting executive turnover. The compensation program is designed to enable the Company to attract, retain and reward capable employees who can contribute to the continued success of the Company, principally by linking compensation with the attainment of key business objectives. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. Five key principles serve as the guiding framework for compensation decisions for all employees of the Company:

     1. To attract and retain the most highly qualified management and employee team;

     2.   To pay competitively compared to similar healthcare companies;

     3.   To  emphasize   sustained   performance   by  aligning   rewards  with
          stockholder   interests,   especially   through   the  use  of  equity
          participation programs;

     4. To motivate executives and employers to achieve the Company's annual and long-term business goals; and

     5.   To   strive   for   fairness   in    administration   by   emphasizing
          performance-related contributions as the basis of pay decisions.

   To implement these policies, the Committee has designed a four-part executive compensation program consisting of base salary, annual incentive plan, stock options and other employment benefits.

   Section 162(m) of the Internal Revenue Code of 1986 ("Section 162(m)") establishes certain criteria for the tax deductibility of annual compensation in excess of $1 million paid to certain of the Company's executive officers.
Generally, Section 162(m) permits the deductibility of "performance based" remuneration, including stock options and bonus payments that are earned upon the satisfaction of preestablished objective criteria in each case pursuant to a plan which is approved by stockholders regardless of amount. Although the Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" remuneration.

   Although most of the Company's stock option, stock purchase and stock incentive plans satisfy the criteria for Section 162(m), the Company's current annual incentive plan, the 1996 Stock Incentive Plan and the Cash Bonus Replacement Plan do not satisfy the criteria for deductibility of remuneration in excess of $1 million under Section 162(m). The Committee believes, however, that the flexibility to adjust annual bonuses upward, as well as downward, is an important feature of annual incentive plans and one which serves the best interests of the Company by allowing the Committee to recognize and motivate individual executive officers, as well as to change performance objectives, as circumstances warrant. Consequently, the Committee believes that the benefits from having flexibility under the annual incentive plans outweigh the possible loss of a tax deduction for a portion of such remuneration and, therefore, does not propose to have the annual incentive plans comply with Section 162(m) requirements. Amounts paid under the annual incentive plans to the executive officers will count toward the $1 million deductibility limitation that is provided in Section 162(m). Those portions of the executives' compensation that are not performance based (as defined in Section 162(m)) and that exceed the cap will not be tax deductible by the Company.

   Base Salary. The Committee seeks to maintain levels of compensation that are competitive with similar healthcare companies in the industry. For comparison purposes, a group of approximately 30 similar companies, including all companies which comprise the Company's 1996 "peer group" for purposes of the Company Performance Chart, below, is also utilized for determining competitive compensation levels.

   Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries for the aggregate officer group at approximately the competitive industry average. Periodic increases in base salary relate to individual contributions evaluated against established objectives, length of service, and the industry's annual competitive pay practice movement. The Committee has determined that base salary for 1996 for the Company's Chief Executive Officer was at, and for the other executive officers was generally at, the competitive industry average.

   Annual Incentive Plan. The Company's executive officers are eligible to participate in an annual incentive compensation program which awards cash bonuses based on the attainment of corporate earnings per share goals, as well as divisional and individual performance objectives, set by the Committee. While performance against financial objectives is the primary measurement for executive officers' annual incentive compensation, non-financial performance can also affect pay. The amount of each annual incentive award is determined by the Committee. The Committee determined that the Company had met the earnings per share goals originally set forth by the Committee for 1996.

   Cash Bonus Replacement Plan. Pursuant to the Cash Bonus Replacement Plan, the Committee has the authority to award an aggregate of 500,000 shares of Common Stock to key employees in payment of all or a portion of bonuses awarded pursuant to employment agreements or discretionary awards of the Committee. The number of shares of Common Stock to be paid as a bonus shall be equal in value to a fixed cash amount, with the value of such Common Stock computed at the higher of (a) the fair market value of the Common Stock paid on the determination date, or (b) the par value of the Common Stock. The Committee may determine that the Company will provide and bear the expense of a brokerage mechanism through which employees may immediately, upon payment of their bonuses, at the option of each employee, sell shares of Common Stock awarded to them under the Plan, subject to any restrictions against dispositions imposed on officers or like employees under any applicable federal or state securities laws.

   Stock Options. The Committee strongly believes that the pay program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other employees are eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company in the future at a specified price.

   On July 19, 1996, options to purchase 500,000 shares of Common Stock were granted to Dr. Elkins. On November 14, 1996, the following options were granted to the Company's executive officers: options to purchase 300,000 shares of Common Stock were granted to Mr. Cirka, options to purchase 25,000 shares of Common Stock were granted to Ms. Dollard, options to purchase 30,000 shares of Common Stock were granted to Mr. Masso, and options to purchase 100,000 shares of Common Stock were granted to Mr. Winkle.

   The Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Committee's defined compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees.

   Supplemental Deferred Compensation Plans. The Company's Supplemental Deferred Compensation Plans (the "SERP") are unfunded deferred compensation plans which offer certain executive and other highly compensated employees an opportunity to defer compensation until the termination of their employment with the Company. Contributions to the SERP by the Company, which vest over a period of five years, are determined by the Board upon recommendation of the Committee and are allocated to participants' accounts on a pro rata basis based upon the compensation of all participants in the SERP in the year such contribution is made. During 1996, the Company contributed $300,000 to the SERP, of which $0, $0, $0, $38,485 and $41,776 was allocated to the accounts of Dr. Elkins, Mr. Cirka, Ms. Dollard, Mr. Masso and Mr. Winkle. In addition, a participant may elect to defer a portion of his or her compensation and have that amount added to his or her SERP account. Participants may direct the investments in their respective SERP accounts. All participant contributions and the earnings thereon, plus the participant's vested portion of the Company's contribution account, are payable upon termination of a participant's employment with the Company.

   In 1996 the Company adopted a Key Employee Supplemental Executive Retirement Plan (the "Key Employee SERP") for certain key executives to provide retirement benefits based on the highest annual earnings in the three complete calendar years prior to termination of employment and years of service. See "--Supplemental Deferred Compensation Plans."

   Other Benefits. The Company's philosophy is to provide adequate health- and welfare-oriented benefits to executives and employees, but to maintain a highly conservative posture relative to executive benefits. Consistent with industry practices, the Company provides a car or car allowance to executive officers.


1996 Compensation for the Chief Executive Officer

   In 1996, Robert N. Elkins -- a founder of the Company -- received an annual base salary of $750,000 pursuant to the terms of his employment agreement with the Company. In 1996, Dr. Elkins' total cash compensation equalled $3,257,592, which consisted of salary ($750,000), bonus ($2,500,000) and life insurance premium payments ($7,592). In July 1996, the Committee determined, with the advice of other disinterested directors, to award Dr. Elkins and Mr. Cirka a special bonus of $5,000,000 and $1,666,667, respectively, in lieu of the bonuses issuable in 1996 under their respective employment agreements. Messrs. Elkins and Cirka were also required to use 50% of the after-tax amounts of the bonuses to purchase shares of the Company's Common Stock. These bonuses are based on four criteria and are to be paid only to the extent certain conditions are met. The criteria for the bonuses, as amended, are as follows: (i) 25% of the bonus would be paid if the Company met the Company's earnings per share projections for the 12 months ended June 30, 1997 before taking into account the payment of the bonus and any non-recurring non-cash charges; (ii) 25% of the bonus would be paid if the proposed sale of the Company's pharmacy division to Capstone Pharmacy Services, Inc. pursuant to the Asset Purchase Agreement dated as of June 20, 1996 was consummated; (iii) 25% of the bonus would be paid if the proposed initial public offering of the Company's subsidiary Integrated Living Communities, Inc. ("ILC") was consummated at a price of at least $9.00 per share, or if after the proposed initial public offering of ILC at a lower price, the price per share of ILC traded at a price of at least $9.00 per share; and
(iv) 25% of the bonus would be paid if the proposed acquisition of First American Health Care of Georgia, Inc. pursuant to the Merger Agreement dated as of February 21, 1996 was consummated. The full amount of the respective bonus was advanced to each of Messrs. Elkins and Cirka. The Committee required each of Dr. Elkins and Mr. Cirka to use 50% of the after-tax amount of the full bonus to purchase shares of the Company's Common Stock. As of December 31, 1996, two of the conditions had been met; to the extent the remaining conditions are not met, the related portion of the advance will have to be returned. Dr. Elkins also participates in the SERP and the Key Employee Supplemental Executive Retirement Plan. See "Executive Compensation -- Employment Agreements."

Summary

   The Committee believes that the total compensation program for executives of the Company is appropriate and competitive with the total compensation programs provided by other similar healthcare industry companies with which the Company competes. The Committee believes its compensation practices are directly tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders.


                                         Compensation and Stock Option Committee
                                         of the Board of Directors


                                         --Edwin M. Crawford
                                         --Kenneth M. Mazik
                                         --Charles W. Newhall III


COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company's Compensation and Stock Option Committee currently consists of Messrs. Crawford, Mazik and Newhall. In 1996, each of Messrs. Crawford, Mazik and Newhall were granted options to purchase 25,000 shares of Common Stock pursuant to the 1996 Stock Incentive Plan. See "--Compensation of Directors."

COMPANY PERFORMANCE

   The following graph shows the cumulative total stockholder return on the Company's Common Stock since April 1991, when first publicly traded, compared to the returns of (i) the New York Stock Exchange Market Index, and (ii) an industry peer group index (the "1996 Peer Index"). The 1996 Peer Index consists of Arbor Healthcare Company, Beverly Enterprises, Inc., Grancare, Inc.,
Horizon/CMS  Healthcare  Corp.,  Mariner  Health Group,  Inc.,  Novacare,  Inc.,
Regency Health Services, Inc., Sun Healthcare Group, Inc., Tenet Healthcare Corp. and TheraTx, Inc.


                        INTEGRATED HEALTH SERVICES, INC.
                COMPARISON OF CUMULATIVE TOTAL RETURN 1/92-12/96
                    VS. NYSE MARKET INDEX AND 1996 PEER INDEX


                              PERFORMANCE ANALYSIS


                    [GRAPHICAL REPRESENTATION OF GRAPH BELOW]

                                           FISCAL YEAR ENDING
                        -------------------------------------------------------
COMPANY                 1991      1992      1993      1994      1995      1996

INTEGRATED HEALTH       100       110.00    126.11    175.65    111.26    108.56
PEER GROUP INDEX        100        89.95     92.84     93.11    102.47    110.64
NYSE MARKET INDEX       100       104.70    118.88    116.57    151.15    182.08


   Assumes $100 invested 1/92 in the Company's Common Stock, NYSE Market Index
               and 1996 Peer Index; assumes dividend reinvestment.


COMPENSATION OF DIRECTORS

   Directors currently receive $5,000 per regularly scheduled meeting for services provided in that capacity and are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors meetings. Directors who are also employees of or consultants to the Company participate in the Equity Incentive Plan, the 1990 Employee Stock Option Plan, the 1992 Stock Option Plan, the 1994 Stock Incentive Plan and the 1996 Stock Incentive Plan. Dr. Elkins and Mr. Cirka participate in the Senior Executives' Stock Option Plan.

   In July 1993 the Company adopted a Stock Option Plan for New Non-Employee Directors (the "Directors' Plan") pursuant to which options to acquire a maximum aggregate of 300,000 shares of Common Stock could be granted to non-employee directors. The Directors' Plan provided for an automatic one-time grant to each of the Company's non-employee directors of an option to purchase 50,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors. The options have an exercise price of 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and became exercisable on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors'
Plan). Messrs. Newhall, Nicholson and Silverman, who were each directors of the Company on the date the Directors' Plan was adopted by the Board of Directors, each received an option to purchase 50,000 shares of Common Stock at an exercise price of $23.50 per share under the Directors' Plan on July 29, 1993, the date the Directors' Plan was adopted by the Board of Directors. Mr. Strong received an option to purchase 50,000 shares of Common Stock at an exercise price of $35.75 per share under the Directors' Plan on September 26, 1994, the date Mr. Strong joined the Board of Directors. No options remain available for issuance under the Directors' Plan.

   In December 1993, the Company adopted a Stock Option Compensation Plan for Non-Employee Directors (the "Directors' Compensation Plan") pursuant to which options to acquire a maximum aggregate of 300,000 shares of Common Stock could be granted to non-employee directors. The Directors' Compensation Plan provided for the automatic grant to each of the Company's non-employee directors of an option to purchase 25,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors and provided for the automatic grant to each such director of an option to purchase 25,000 shares of Common Stock on each anniversary date of such director's initial election or appointment to the Board of Directors (or the date the plan was adopted by the Board of Directors in the case of non-employee directors on the date the plan was adopted). The options have an exercise price of 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and become exercisable on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors' Compensation Plan). Messrs. Newhall, Nicholson and Silverman, who were each directors of the Company on the date the Directors' Compensation Plan was adopted by the Board of Directors, each received under the Directors' Compensation Plan options to purchase 25,000 shares of Common Stock on each of December 23, 1993 and 1994, the date of adoption of the Directors' Compensation Plan by the Board of Directors and the anniversary of the date of adoption, respectively, at an exercise price of $27.88 per share and $38.00 per share, respectively. Mr. Strong received an option to purchase 25,000 shares of Common Stock, at an exercise price of $35.75 per share, under the Directors' Compensation Plan on September 26, 1994, the date Mr. Strong joined the Board of Directors, and an option to purchase an additional 25,000 shares of Common Stock, at an exercise price of $28.25 per share, under the Directors' Compensation Plan on September 26, 1995, the anniversary of the date Mr. Strong became a director. No options remain available for issuance under the Directors' Compensation Plan.

   On November 27, 1995, the Board of Directors determined that the options granted to date under the Directors' Plan and the options granted to date under the Directors' Compensation Plan were exercisable at prices significantly in excess of the then current market price of the Common Stock, and accordingly were not fulfilling their designated purposes under such plans of providing incentive for such directors to work for the best interests of the Company and its stockholders through the ownership of Common Stock. Accordingly, to restore the purpose for which such options were granted, the Board of Directors amended the Directors' Plan and the Directors' Compensation Plan, subject to stockholder approval, to provide that each option granted prior to November 27, 1995 to non-employee directors of the Company in office on November 27, 1995 would be exercisable at an exercise price of $20.88, the fair market value of the Common Stock on November 27, 1995. The Company's stockholders approved such action at the 1996 Annual Meeting of stockholders.

   In 1995 the Company adopted, subject to stockholder approval, the 1995 Stock Option Plan for Non-Employee Directors (the "1995 Directors' Plan") pursuant to which options to acquire a maximum aggregate of 350,000 shares of Common Stock can be granted to non-employee directors. The 1995 Directors' Plan provides for an automatic one-time grant to each of the Company's non-employee directors of an option to purchase 50,000 shares of Common Stock on the date of such director's initial election or appointment to the Board of Directors. The options have an exercise price of 100% of the fair market value of the Common
Stock on the date of such director's initial election or appointment to the Board of Directors, have a ten-year term and become exercisable on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the 1995 Directors' Plan). The 1995 Directors' Plan also provided that Messrs. Crawford, Mazik, Mitchell, Newhall, Nicholson and Strong, who were non-employee directors of the Company on the date the 1995 Directors' Plan was adopted by the Board of Directors, each receive an option to purchase 50,000 shares of Common Stock at an exercise price of $20.88 per share under the 1995 Directors' Plan on November 27, 1995, the date the 1995 Directors' Plan was adopted by the Board of Directors. The 1995 Directors' Plan was approved at the 1996 Annual Meeting of Stockholders. Options to purchase 50,000 shares of Common Stock remain available for issuance under the 1995 Directors' Plan.

   In September 1996, the Company adopted the 1996 Stock Incentive Plan. On November 27, 1996, each director, with the exception of Dr. Elkins and Mr. Cirka, was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $22.63 per share. These options become exercisable after one year from the date of grant if the director has attended in person four out of the five regularly scheduled meetings of the Board of Directors.

   On April 26, 1993, the Company entered into a three year consulting and non-competition agreement with Timothy F. Nicholson, formerly Executive Vice President and currently a director of the Company. Pursuant to the agreement, which was effective as of May 16, 1993, Mr. Nicholson resigned as Executive Vice President of the Company. Mr. Nicholson provided the Company with consulting services regarding possible acquisitions and similar transactions. Mr. Nicholson received an annual base consulting fee of $250,000 plus a bonus contingent on the results of the Company's investment in Speciality Care PLC. Mr. Nicholson received no bonus in 1996. The agreement also contains a non-competition provision, whereby, subject to certain limited exceptions, Mr. Nicholson cannot be a director, manager, consultant, partner or have a proprietary interest in:
(i) any nursing home for a period of three years from the date of the agreement and (ii) any subacute care facility in the United States for a period of five years from the date of the agreement. Options to purchase 50,000 shares of Common Stock, which were granted to Mr. Nicholson under the Company's 1992 Stock Option Plan, vested upon execution of his consulting agreement. This agreement expired in 1996. In November 1996, Mr. Nicholson entered into a consulting agreement with Integrated Living Communities, Inc. ("ILC"), a wholly-owned subsidiary of the Company until October 1996 and currently 37.3% owned by IHS. Pursuant to the agreement, which was effective June 1, 1996 and terminates December 31, 1997, unless extended, Mr. Nicholson will advise ILC with respect to its acquisition and development activities. Mr. Nicholson receives an annual consulting fee of $250,000, and will receive a negotiated brokerage commission on certain transactions. Up to $175,000 of the consulting fee will be credited against any commissions due. See "Certain Transactions."

   As of June 5, 1995, Asia Care, Inc., a wholly-owned subsidiary of the Company ("Asia Care"), entered into an employment agreement with John L. Silverman, subsequently amended, pursuant to which Mr. Silverman serves as Chief Executive Officer and President of Asia Care, with responsibility for pursuing business opportunities and establishing Asia Care's business in Asia. Mr. Silverman currently receives an annual salary of $200,000, plus a minimum annual cash bonus equal to 30% of his salary. The Company has guaranteed the payment of Mr. Silverman's salary and bonus. Mr. Silverman has the right to purchase 10% of the outstanding stock of Asia Care at fair market value at any time during the term of the agreement and for a period of six months after termination or expiration of the employment agreement. The agreement has a term of three years. The agreement provides that it may be terminated by Asia Care for Cause or by Mr.
Silverman for Good Reason. Upon termination without Cause or in case Mr. Silverman resigns for Good Reason, Mr. Silverman will be entitled to receive one year's salary, payable in monthly installments, or if termination is without Cause, the remainder of the employment agreement if longer. During the period Mr. Silverman is receiving severance payments, he is subject to a non-competition provision under which he is prohibited, subject to certain limited exceptions, from being employed by, being a director or manager of, acting as a consultant for, being a partner in, having a proprietary interest in, giving advice to, loaning money to or otherwise associating with any entity which in any way competes with the Company or its subsidiaries in Asia. In addition, upon termination for Cause or upon expiration of the agreement, Asia Care can obligate Mr. Silverman to be bound by the non-competition provision of the employment agreement for up to one year (nine months in the case of termination for Cause) by paying Mr. Silverman his then monthly salary (one half of such amount in the case of termination for Cause). For purposes of the agreement, "Cause" is defined as (i) failure to perform duties, (ii) breach of material terms of the agreement, (iii) disability which persists for a period of 60 days or more, (iv) conviction of a felony or (v) conviction of theft, larceny or embezzlement of Asia Care property. "Good Reason" is defined as (i) a material breach of the agreement by Asia Care or (ii) resignation within one year after a change in control of Asia Care or Mr. Silverman ceases to be Chief Executive Officer or President of Asia Care or Dr. Elkins ceases to be Chairman of the Board of Directors. In addition, upon a change in control of Asia Care or termination of Mr. Silverman's employment without Cause, Mr. Silverman has the right to purchase Asia Care for an amount equal to its net book value determined in accordance with generally accepted accounting principles.

   On November 27, 1995, the Board of Directors unanimously adopted, subject to stockholder approval, the grant to Mr. Silverman of an option to purchase 50,000 shares of the Company's Common Stock (the "Silverman Option"). The Silverman
Option, which has an exercise price of $20.88 per share, became fully exercisable on November 27, 1996 and expires on November 27, 2005. The Silverman Option was approved at the 1996 Annual Meeting of stockholders.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

   Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that Scott W. Robertson, the Company's Executive Vice President--Office of the CEO, failed to file in a timely manner a Form 4 with respect to a sale of shares and Eleanor C. Harding, the Company's Executive Vice President--Finance, failed to file in a timely manner a Form 3 regarding her initial ownership of shares.

                              CERTAIN TRANSACTIONS


   Dr. Elkins and Mr. Nicholson were required, pursuant to an agreement among the Company, Dr. Elkins, Mr. Nicholson and a stockholder of the Company which is the lessor of the Company's Green Briar facility, to purchase all or any part of an aggregate of 13,944 shares of Common Stock owned by such stockholder upon the request of such stockholder at a per share purchase price equal to the sum of $12.25 per share plus 9% simple interest per annum from May 8, 1988 until the date of such purchase. The stockholder was entitled to exercise this right at any time until June 30, 1996. The Company had agreed to purchase such shares if Dr. Elkins and Mr. Nicholson fail to do so.

   In April 1993, the Company purchased units, consisting of Preference Shares and Class B Ordinary Shares, of Speciality Care PLC ("Speciality"), a United Kingdom company formed by Mr. Nicholson to acquire Burley Healthcare PLC. The Company paid approximately $2,993,000 for the units, which initially represented (on a pre-dilution basis) approximately 25% of the voting equity of Speciality. The Company purchased units at the same price and on the same terms as the purchase by other outside, unaffiliated investors, including Nash & Sells, an independent English venture capital firm. Speciality is prohibited from undertaking certain major corporate actions, including refinancings and the sale of Speciality, without the consent of the Company and the other outside, unaffiliated investors. Entities controlled by Mr. Nicholson and Dr. Elkins paid approximately $1,505,950 for Class A Ordinary Shares, which initially represented approximately 50.1% of the voting equity of Speciality, although Dr. Elkins gave Mr. Nicholson a proxy over the shares Dr. Elkins controlled. Mr. Nicholson serves as Chairman and Managing Director of Speciality and has relocated to the United Kingdom. See "Executive Compensation -- Compensation of Directors." In addition, a limited partnership in which a subsidiary of the Company was the general partner and executive officers and certain directors of the Company were limited partners (the "Company Partnership") paid approximately $585,000 for units consisting of Preference Shares and Class B Ordinary Shares initially representing approximately 3.5% of the voting equity of Speciality; this purchase was at the same purchase price and on the same terms as the Company's purchase. As a result of Dr. Elkins' and Mr. Nicholson's interest in the transaction, a committee of directors consisting of then disinterested members of the Board of Directors of the Company was established to review the transaction.

   In October 1994, the Company made a $1 million loan to Speciality for purposes of acquiring a healthcare facility. The loan accrued interest at 9%, was payable on demand, and was secured by substantially all the assets of Speciality. In November 1994, the Company subscribed for an additional 100,000 Class B Ordinary Shares and 300,000 Preference Shares of Speciality at a price of pounds sterling 1 per share, the same price paid by Nash, Sells & Partners Ltd., which purchase price was paid through cancellation of the loan. The foregoing transactions with Speciality were approved by the disinterested members of the Board of Directors. The Company has agreed to allow a bank to take a first lien on the aforementioned nursing facility and to have its lien become a second lien on the same property.

   In June 1995 the Company loaned Speciality pounds sterling 5.9 million, which loan was repaid in August 1995 upon the completion of the reorganization of Speciality. In August 1995, the Company, together with other investors of Speciality, completed a reorganization of the share capital of Speciality. The Company purchased 4,773,846 Convertible Preference Shares from Speciality at a subscription price of pounds sterling 1 per share. Speciality redeemed 1,800,000 Preference Shares owned by the Company at a price of pounds sterling 1 per Share. The 525,000 Class B Ordinary Shares owned by the Company were redesignated and converted into 387,187 Ordinary Shares of 10p each of Speciality. In addition, certain investors, including entities controlled by Mr. Nicholson, purchased the shares owned by the Company Partnership for $1,504,990 (including accrued dividends). As a result of the reorganization, the Company owns 63.65% of the Convertible Preference Shares and 21.3% of the Ordinary Shares of Speciality, and upon conversion of the Convertible Preference Shares will own approximately 31.38% of the outstanding Ordinary Shares assuming no further issuances. Speciality also repaid pounds sterling 752,741 owed to Mr. Nicholson. The reorganization of Speciality was approved by the Board of Directors of the Company upon the recommendation of a special committee of disinterested directors appointed by the Board, which had obtained a fairness opinion and advice from independent legal counsel. Under the Articles of Association of Speciality, the Company has the right to nominate two directors; Dr. Elkins and Mr. Cirka are the Company's nominees.

   In July 1995, Dr. Elkins sold a portion of his Speciality shares to Mr. Nicholson and contributed the remainder of his Speciality shares to a limited partnership. The general partners of such limited partnership consist of a limited partnership controlled by Dr. Elkins and a corporation the sole stockholders of which are Mr. Nicholson and his wife; however, the partnership agreement of such limited partnership grants to the general partner controlled by Mr. Nicholson all voting and dispositive power with respect to the Speciality shares owned by the partnership.

   On April 25, 1994, the Company sold two of its geriatric care facilities to Capstone Capital Corporation, a newly formed real estate investment trust ("Capstone"), for an aggregate sale price of $18.275 million and subsequently leased back these facilities. The facility leases each had terms of ten years with two ten-year renewal options, and provide for minimum annual rent payments aggregating approximately $2.0 million, subject to annual increases of a minimum of one percent. These leases provide the Company with an option to purchase each facility after five years. On December 8, 1994, the Company sold an additional geriatric facility to an affiliate of Capstone for an aggregate sale price of $9.9 million and simultaneously leased it back. The facility lease has a term of ten years, with two ten-year renewal options. The lease provides the Company with a right of first refusal on the purchase of the facility after five years. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of the Company, is a director of Capstone. Dr. Elkins abstained from voting on the foregoing transactions with Capstone.

   During fiscal year 1996 the Company's subsidiary, Symphony Health Care Consulting, Inc. ("SHCC"), billed Community Care of America, Inc. ("CCA") approximately $148,000 for services rendered for consulting, training and cost reporting services with respect to CCA's third party Medicare reimbursement operations. In addition, during fiscal year 1996, the Company's Symphony Rehabilitation Services and Symphony Pharmacy Services divisions billed CCA approximately $162,000 and $98,000, respectively. Dr. Elkins is a director and Mr. Silverman is Chairman of the Board of CCA. Dr. Elkins beneficially owns 21.1% of the outstanding shares of CCA and the Company owns warrants to purchase approximately 14.9% of CCA. SHCC provides similar services to a number of unrelated companies at similar rates.

   In December 1996, the Company entered into a management agreement with CCA pursuant to which the Company agreed to supervise, manage and operate the financial, accounting, MIS, reimbursement and ancillary services contract functions for CCA (the "Services") from January 1, 1997 to December 31, 2001. The Company receives a management fee as follows: (a) for 1997, an amount equal to the lesser of (i) two percent (2%) of CCA's gross revenues (as defined), subject to increase under certain circumstances, or (ii) twice the amount of CCA's total direct and indirect costs in performing the Services for the period July 1, 1996 to December 31, 1996 ("Owners' Cost"); and (b) for 1998 and thereafter, the lesser of (i) two percent (2%) of CCA's gross revenues, subject to increase under certain circumstances, or (ii) a percentage of CCA's gross revenues determined by dividing the Owners' Cost by CCA's gross revenues for the period July 1, 1996 to December 31, 1996. The management fee is payable monthly, but CCA may elect to defer all or a portion of the fee until May 31, 1998. Thereafter, the management fee can be deferred only to the extent funds are not available after paying debt service and other expenses. Any management fee not paid is accrued and bears interest.

   In connection with the management agreement, the Company made available to CCA a revolving credit facility pursuant to which CCA may borrow up to $5.0 million for additional working capital until December 27, 1998. Borrowings under this line of credit bear interest at a rate equal to the annual rate set forth in the Company's revolving credit agreement with Citibank, N.A. plus 2% per annum. In connection therewith, CCA issued to the Company warrants to purchase an aggregate of 752,182 shares of CCA's common stock, one-half of which are exercisable at $3.22 per share (the average of the high and low trading price of CCA's common stock on January 14 and 15, 1997) for a two-year period and the remaining one-half of which are exercisable at $6.44 per share for a five-year period. CCA has granted the Company registration rights relating to the shares underlying the warrants.

   In April 1997, the Company guaranteed CCA's loan and lease obligations to Health and Retirement Properties Trust, which aggregated approximately $10 million at March 31, 1997, and a $4.8 million overadvance made by Daiwa Healthco-2 LLC to CCA. In connection with these guarantees, CCA issued to the Company warrants to purchase 379,900 shares of CCA common stock at a purchase price of $1.937 per share for a period of five years. CCA has granted the Company registration rights relating to the shares underlying the warrants.

   At March 31, 1997, the Company had an outstanding loan to Robert N. Elkins, the Company's Chairman and Chief Executive Officer, of $4,690,527. This loan, the proceeds of which were used primarily to purchase shares of the Company's Common Stock, bears interest at the higher of 7.5% or the Company's cost of borrowing under its bank credit facility and is due December 19, 2001. The principal amount of the loan is due in five annual installments beginning December 19, 1997 and is unsecured. The largest amount of indebtedness outstanding during fiscal 1996 was $4,690,527. During 1996 Dr. Elkins paid $157,000 in interest to the Company in respect of this loan.

   At March 31, 1997, the Company had an outstanding loan to Lawrence P. Cirka, President and Chief Operating Officer and a director of the Company, of $1,474,530. This loan, the proceeds of which were used primarily to purchase shares of the Company's Common Stock, bears interest at the higher of 7.5% or the Company's cost of borrowing under its bank credit facility and is due December 19, 2001. The principal amount of the loan is due in five annual installments beginning December 19, 1997 and is unsecured. The largest amount of indebtedness outstanding during fiscal 1996 was $1,174,530. During 1996 Mr. Cirka paid $30,000 in interest to the Company in respect of this loan.

   At March 31, 1997, the Company had an outstanding loan to Anthony R. Masso, the Company's Executive Vice President -- Managed Care, of $125,000. This loan is secured by Mr. Masso's home, bears interest at 7 7/8% and is due July 31, 1997. The largest amount of indebtedness outstanding during fiscal 1996 was $125,000.

   At April 3, 1997, the Company had an outstanding loan to Brian K. Davidson, the Company's Executive Vice President -- Development, of $407,650. The aggregate unpaid principal amount bears interest at 9%, is secured by two homes and other collateral, and is due April 3, 2000. The largest amount of indebtedness outstanding during fiscal 1996 was $420,000.

   At April 4, 1997, the Company had outstanding loans to W. Bradley Bennett, the Company's Executive Vice President - Chief Accounting Officer, of $180,900. These loans are unsecured and bear interest at 9%; $125,000 is due April 4, 1998 and the remainder is due December 31, 1998. The largest amount of indebtedness outstanding during fiscal 1996 was $55,900.

   In November 1995 the Company formed Integrated Living Communities, Inc. ("ILC") as a wholly-owned subsidiary of the Company to operate the assisted living and other senior housing facilities owned, leased and managed by the Company. Following ILC's formation, the Company transferred to ILC as a capital contribution its ownership interest in three facilities, condominium interests in three facilities, and agreements to manage nine facilities (five of which were subsequently cancelled). In addition, the Company sublet two facilities to ILC. Through October 9, 1996, the Company provided all of ILC's required financial, legal, accounting, human resources and information systems services, for which it received a flat fee of 6% of ILC's total revenues, and satisfied all of ILC's capital requirements in excess of internally generated funds through a $75 million revolving credit facility. The Company estimates that the cost to ILC of obtaining these services from third parties would have been significantly higher than the fee charged by the Company. The Company provides certain building maintenance, housekeeping, emergency call and residence meal services at c ertain of ILC's facilities.

   On October 9, 1996, ILC completed an initial public offering of its common stock to the public at a price of $8.00 per share. The Company sold 1,400,000 shares of ILC common stock in the offering, for which it received aggregate net proceeds of approximately $10.4 million. In addition, ILC used approximately $7.4 million of the proceeds from the offering to repay outstanding indebtedness to the Company. Following the closing of the offering, ILC borrowed an additional $3.4 million from the Company (the "November Loan"). The loan bore interest at the rate of 14% per annum, was to be repaid in 24 equal monthly installments of principal plus interest beginning December 2, 1996 and was subordinated to ILC's revolving credit facility with Nationsbank. In April 1997 IHS and ILC amended the November Loan to modify the payment schedule and provide for an interest rate of 12%. The November Loan matures in November 1998 and is subordinated to ILC's revolving credit facility with Nationsbank. In April 1997 IHS and ILC also entered into a $5.0 million revolving credit facility. Borrowings under this facility bear interest at a rate per annum of 12%, and the facility matures in April 1998. This facility is subordinated to ILC's revolving credit facility with Nationsbank. The Company continues to own approximately 37% of the outstanding ILC common stock and, as a result, will recognize approximately 37% of ILC's income or loss from operations. Robert N. Elkins, the Company's Chairman of the Board and Chief Executive Officer, serves as Chairman of the Board of ILC. Lawrence P. Cirka, the President and Chief Operating Officer and a director of the Company, is a director of ILC. Messrs. Elkins and Cirka were granted options to purchase 235,000 shares and 98,000 shares, respectively, of ILC common stock at a purchase price of $8.00 per share, equal to the initial public offering price, in June 1996. These options become exercisable in three equal annual installments, commencing June 10, 1997, although they will become immediately exercisable under certain circumstances generally related to a change in control of ILC or Dr. Elkins or Mr. Cirka, as the case may be, ceasing to be a director of ILC.

   On November 13, 1996, the Company acquired the remaining 90% of LifeWay, Inc. ("LifeWay"), a disease state management company in Miami, Florida, for approximately $900,000 (which was paid through the issuance of 38,502 shares of the Company's Common Stock). In connection with the LifeWay acquisition, the Company repaid outstanding loans from Dr. Robert N. Elkins, the Company's Chairman and Chief Executive Officer, aggregating $1,125,000, through the issuance of 48,129 shares of the Company's Common Stock. Prior to the acquisition, the Company owned 10% of LifeWay, which interest it acquired in August 1995, and Dr. Elkins beneficially owned 65% of LifeWay.

   During 1996 the Law Offices of Robert A. Mitchell, a director of the Company, performed legal services for the Company for which such firm received $175,375 and is owed approximately $50,000.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

   KPMG Peat Marwick LLP have been the independent auditors for the Company since its inception in 1986 and will serve in that capacity for the 1997 fiscal year. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.


                              STOCKHOLDER PROPOSALS

   All stockholder proposals which are intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 9, 1998 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting. The Company's By-laws impose certain requirements which must be complied with in connection with the submission of stockholder proposals.


                                 OTHER BUSINESS

   The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

   The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                              By Order of the Board of Directors


                                              MARC B. LEVIN
                                              Secretary


Dated: April 30, 1997

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: INTEGRATED HEALTH SERVICES, INC., ATTENTION: MARC B. LEVIN, EXECUTIVE VICE PRESIDENT--INVESTOR RELATIONS, 10065 RED RUN BOULEVARD, OWINGS MILLS, MARYLAND 21117.

                        INTEGRATED HEALTH SERVICES, INC.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 20, 1997

   Robert N. Elkins and Lawrence P. Cirka, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Integrated Health Services, Inc. (the "Company") held of record by the undersigned on April 24, 1997, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Friday, June 20, 1997, at the Pikesville Hilton Inn, 1726 Reisterstown Road, Baltimore, Maryland and at any adjournments or postponements thereof. Any and all proxies heretofore given are hereby revoked.

        WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1.
1. Proposal No. 1 -- Election of Directors -- Nominees are:

Robert N. Elkins, M.D.    Edwin M. Crawford      Robert A. Mitchell          Timothy F. Nicholson
Lawrence P. Cirka         Kenneth M. Mazik       Charles W. Newhall III      John L. Silverman and

   FOR all  nominees  listed  above    WITHHOLD AUTHORITY
   (except  as  listed  below  [ ]     to vote for all nominees listed above [ ]

   To withhold authority to vote for any individual nominee, write that nominee's name in the space provided:

   --------------------------------------------------

   Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

   The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April 30, 1997, and the Company's Annual Report for the fiscal year ended December 31, 1996.

                                         Dated
                                               ---------------------------------

                                         ---------------------------------------
                                                       Signature

                                         ---------------------------------------
                                                 Signature if held jointly

                                         ---------------------------------------
                                                  Title (if applicable)

                                         PLEASE DATE,  SIGN EXACTLY AS YOUR NAME
                                         APPEARS  ON  THIS  PROXY  AND  PROMPTLY
                                         RETURN IN THE ENCLOSED ENVELOPE. IN THE
                                         CASE OF  JOINT  OWNERSHIP,  EACH  JOINT
                                         OWNER  MUST  SIGN.   WHEN   SIGNING  AS
                                         ATTORNEY,   EXECUTOR,    ADMINISTRATOR,
                                         TRUSTEE  OR  GUARDIAN,  OR IN ANY OTHER
                                         SIMILAR  CAPACITY,   PLEASE  GIVE  FULL
                                         TITLE.  IF A CORPORATION,  SIGN IN FULL
                                         CORPORATE  NAME BY  PRESIDENT  OR OTHER
                                         AUTHORIZED OFFICER,  GIVING TITLE. IF A
                                         PARTNERSHIP,  SIGN IN PARTNERSHIP  NAME
                                         BY AUTHORIZED PERSON.

                                            THIS PROXY IS SOLICITED ON BEHALF
                                               OF THE BOARD OF DIRECTORS